FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                               CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15 (d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): September 23, 1998


                           SouthBanc Shares, Inc.
                           ----------------------
           (Exact name of registrant as specified in its charter)


        Delaware                      0-23751                58-2361245
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State or other jurisdiction          Commission           (I.R.S. Employer
of incorporation                     File Number         Identification No.)



907 N. Main Street, Anderson, South Carolina                    29621
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(Address of principal executive offices)                      (Zip Code)


    Registrant's telephone number (including area code):  (864) 225-0241

                               Not Applicable
                               --------------
       (Former name or former address, if changed since last report)

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Item 5.   Other Events
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     On September 23, 1998, the Registrant announced that it will record an additional loss reserve of approximately $2.9 million on an after tax basis for its investment in a limited partnership. As a result of the establishment of the additional loss reserve, the Registrant anticipates a loss for the fourth quarter ending September 30, 1998 ranging from $1.6 million to $2.1 million, or $0.36 to $0.48 per share. The establishment of the additional loss reserve stems from the Registrant's 1996 $5.0 million equity investment in a limited partnership that invests in mortgage servicing rights tied to a national portfolio of residential mortgage loans. For further information, reference is made to the Registrant's press release dated September 23, 1998, which attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     Exhibits.

     99        Registrant's Press Release Dated September 23, 1998

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                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  SOUTHBANC SHARES, INC.



Date:  September 25, 1998         By: /s/Robert W. Orr
                                      --------------------------------------
                                      Robert W. Orr
                                      President and Chief Executive Officer

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                                 Exhibit 99

            Registrant's Press Release Dated September 23, 1998

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                    **FOR IMMEDIATE RELEASE**

Contacts:

Robert W. "Lujack" Orr
President and Chief Executive Officer

Thomas C. Hall
Chief Financial Officer


               SOUTHBANC SHARES, INC. TO ESTABLISH
                   ADDITIONAL LOSS RESERVE FOR
           UNREALIZED LOSSES IN PARTNERSHIP INVESTMENT

     Anderson, South Carolina. September 23, 1998. SouthBanc Shares, Inc. (Nasdaq National Market: SBAN) disclosed today that it will record an additional loss reserve for its investment in a limited partnership of approximately $2.9 million on an after tax basis. Due to the establishment of this additional loss reserve the Company anticipates a fourth quarter loss ranging from $1.6 million to $2.1 million, or $.36 to $.48 per share. Net income for the fourth quarter from core operations is expected to range from $1.3 million to $0.8 million or $0.29 to $0.18 per share.

     Robert W. "Lujack" Orr, President and Chief Executive Officer, stated "Fourth quarter and annual operating net income from core operations continue to be favorable. In the second quarter we raised an additional $44 million in capital. This capital allowed us to raise additional funds through Federal Home Loan Bank advances and growth of customer deposits. We used these funds to support loan growth of $27.6 million, an increase of 14.5% from this time last year. We have also increased our investment in mortgage-backed securities $48.7 million, or 109% from last year. These additions to earning assets have increased our net interest income as well as generating $480,000 in loan and deposit fee income, or a 31% increase from last year. It is unfortunate that these results will be blemished by the establishment of these additional loss reserves."

     The establishment of the additional loss reserve stems from the Company's 1996 $5.0 million equity investment in a limited partnership that invests in mortgage servicing rights tied to a national portfolio of residential mortgage loans. Recent declines in market interest rates, and current expectations for further declines, have materially impaired the value of the mortgage servicing rights. Consequently, the Company expects to reserve a significant portion of its investment, which had a book value of approximately $5.2 million at June 30, 1998.

     SouthBanc Shares, Inc. is the holding company for Perpetual Bank, A Federal Savings Bank and has $370 million in assets and $77 million in stockholders' equity. Perpetual Bank operates six full-service offices in Anderson and Oconee Counties in northwest South Carolina.

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